LEASE AGREEMENT
LIBERTY PROPERTY LIMITED PARTNERSHIP
Landlord
AND
ZULILY, INC.
Tenant
AT
10 Emery Street
Bethlehem, Pennsylvania 18018

LEASE AGREEMENT

i

THIS LEASE AGREEMENT is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and ZULILY, INC., a corporation organized under the laws of Delaware (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.
1.Basic Lease Terms and Definitions.
(a)    Premises: Consisting of that certain lot or plot of land located at 10 Emery Street, Bethlehem, Pennsylvania 18018 (the “Land”), as shown on Exhibit “A” attached hereto, and all improvements located or to be located thereon, including the Building.
(b)    Building: That certain industrial building to be located on the Land containing approximately 800,250 rentable square feet.

(c)    Term: Eighty-Six (86) months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).
(d)    Commencement Date: The earlier of (i) December 31, 2014, or (ii) the date Tenant takes possession of the Premises for the conduct of Tenant’s business.
(e)    Expiration Date: The last day of the Term.
(f)    Minimum Annual Rent: Payable in monthly installments as follows:

Month of Term	Annual	Monthly
1-2	------------	$310,096.88
3-14	$3,721,162.50	$310,096.88
15-26	$3,795,585.75	$316,298.81
27-38	$3,871,497.47	$322,624.79
39-50	$3,948,927.41	$329,077.28
51-62	$4,027,905.96	$335,658.83
63-74	$4,108,464.08	$342,372.01
75-86	$4,190,633.36	$349,219.45

*The foregoing notwithstanding, Minimum Annual Rent (but not Operating Expense payments) shall be abated for the first two full calendar months of the Term. If this Lease or Tenant’s right to possess the Premises is terminated on account of a Tenant default, then Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) the unamortized portion of all abated Minimum Annual Rent. Landlord’s management and administrative fee shall not be reduced on account of any abatement in Minimum Annual Rent, and any Minimum Annual Rent abatement shall be disregarded for purposes of calculating any management and administrative fee based on a percentage of rental revenues.

(g)    Annual Operating Expenses: $562,575.75, payable in monthly installments of $46,881.31, subject to adjustment as provided in this Lease.
(h)    Tenant’s Share: 100.00% (also see Definitions).
(i)    Use: Warehouse, distribution and storage, together with appurtenant offices and photography studio.
(j)    Security Deposit: $0.00.
(k)    Addresses For Notices:

Landlord:	Liberty Property Limited Partnership	Tenant:	zulily, inc.
	74 West Broad Street, Suite 530		2601 Elliott Avenue, Suite 200
	Bethlehem, PA 18018		Seattle, WA 98121
	Attn: Senior Vice President /City Manager		Attn: Bob Spieth

With a copy to:
zulily, inc.
2601 Elliott Avenue, Suite 200
Seattle, WA 98121
Attn: General Counsel
(l)    Guarantor: Not required.
(m)    Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.
(n)    Contents: The following are attached to and made a part of this Lease:
Rider 1 – Additional Definitions
Rider 2 – Maintenance and Repair Responsibilities
Exhibits:    “A” – Plan showing Premises & Parking Area
“B” – Building Rules
“C” – Estoppel Certificate Form
“D” – Prohibited Uses
“E” – Base Building Plans
“F” – Base Building Specifications
“G” – Tenant Improvement Plans
“H” – Tenant Improvement Specifications
“I” – Manufacturer’s Warranties
“J” – Service Level Fees
“K” – Post Substantial Completion Work

2.    Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises. Tenant accepts the Premises and the Building “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease (including, without limitation, Section 28 of this Lease). Prior to the Commencement Date, Tenant may, at Tenant’s sole cost and expense, cause the total rentable square footage of the Building to be measured by an architect approved by Landlord, such approval not to be unreasonably withheld, based on the applicable Building Owners and Managers Association external wall method of measurement. Tenant shall provide Landlord with a copy of such determination and allow Landlord to review same. If the actual measurement of the Building is less than the rentable square footage set forth in Section 1(b) above by an amount which is more than 1,000 rentable square feet, then (i) Tenant’s Minimum Annual Rent and Annual Operating Expense payments shall be recalculated based upon the per square foot amount payable from time to time hereunder, (ii) all other matters herein based on Tenant’s rentable square footage shall be adjusted accordingly, and (iii) Landlord and Tenant shall enter into a written amendment to this Lease setting forth the revised measurement, calculations, Minimum Annual Rent and Annual Operating Expenses. If no measurement is timely made, then Landlord and Tenant stipulate and agree to the rentable square footage of the Building set forth in Section 1(b) above without regard to actual measurement. Notwithstanding the foregoing, for purposes of such calculations and all other calculations made pursuant to this Lease that are based on the rentable square foot of the Building, the rentable square foot of the Building shall in no event be deemed to be greater than 800,250 rentable square feet for purposes of calculating Minimum Annual Rent and Annual Operating Expenses.
3.    Use. Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not use or permit the use of any portion of the Premises for outdoor storage or installations outside of the Building. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not use any portion of the Premises for any use set forth on Exhibit “D” attached hereto without the prior written consent of Landlord in its sole discretion. Tenant shall have the exclusive right to use all parking and other areas on the Land and all easements benefitting the Land that are designed for use in common by all occupants of the Land and their respective employees, agents, customers, invitees and others, including without limitation any easements for access or other purposes benefiting the owners and occupants of the Land.
4.    Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease. Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to circumstances outside of Landlord’s reasonable control.
5.    Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the third full month shall be paid at the signing of this Lease. Notwithstanding anything contained in this

Lease to the contrary, if the Commencement Date does not occur on the first day of a calendar month, then (i) the Monthly Rent for that partial calendar month (“Partial Month”) in which the Commencement Date occurs shall be appropriately prorated on a per diem basis at the rate of $11,899.27 per day and shall be paid by Tenant to Landlord on or before the Commencement Date, and (ii) Tenant shall not be responsible for paying Landlord monthly installments of Minimum Annual Rent for the Premises for the period (“Abatement Period”) commencing on the first day of the first full calendar month following the Partial Month and expiring on the last day of the second full calendar month following the Partial Month, as set forth in Section 1(f) of this Lease, provided, however, that Tenant shall be responsible for paying Landlord monthly installments of Annual Operating Expenses for the Premises in the amount of $46,881.31 (subject to adjustment as provided in this Lease) during such Abatement Period, as set forth in Section 1(g) of this Lease. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due. In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Notwithstanding the foregoing, with respect to the first two late payments in any 12 consecutive month period, no service and handling charge or interest shall be assessed if Landlord receives such late payment within 5 days after Tenant’s receipt of written notice from Landlord that such payment has not been timely received. Tenant shall pay before delinquent all taxes or other charges levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s property. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease, excluding any inheritance, estate, succession, transfer, gift, income, franchise, corporate and/or excise taxes imposed upon Landlord.
6.    Operating Expenses. The amount of the Annual Operating Expenses set forth in Section 1(g) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences, excluding the cost of electricity and gas that is separately metered to the Premises, and which shall be paid by Tenant directly to the respective utility provider, as set forth in Section 7 below. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses. By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Premises), Landlord shall provide Tenant with a statement of Operating Expenses for the preceding calendar year or part thereof. Within 30 days after delivery of the statement to Tenant, as the case may be, (i) Tenant shall pay to Landlord the amount of any deficiency then due from Tenant to Landlord, or (ii) Landlord shall credit Tenant’s account for any overpayment by Tenant (which credit shall be applied against Rent first due and owing under this Lease) except that in the event that the Term has expired or terminated other than for Tenant’s default Landlord shall pay Tenant for any such overpayment. If Tenant does not give Landlord notice within 120 days after receiving Landlord’s statement that Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement. During such 120 day period, Tenant shall be entitled, during regular business hours, after giving to Landlord at least 5 business days prior written notice, to inspect in Landlord’s business office all Landlord’s records necessary to satisfy itself that all charges set forth in the statement have been correctly allocated to Tenant, and to obtain an audit thereof on a non-contingent fee basis by an independent certified public accountant (selected by Tenant with Landlord’s written consent, which shall not be withheld unreasonably) to determine the accuracy of Landlord’s certification of the amount of Operating Expenses charged Tenant. If it is determined that Tenant’s liability for Operating Expenses is less than ninety-five percent (95%) of that amount which Landlord previously certified to Tenant in such statement, Landlord shall pay to Tenant the reasonable cost of such audit and regardless of such percentage shall refund promptly to Tenant the amount of the Operating Expenses paid by Tenant which exceeds the amount for which Tenant actually is liable, as determined following such audit. Except as set forth above, Tenant shall bear the total cost of any such audit. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.
7.    Utilities. Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone, telecommunications, data and other communication services and any other utilities supplied to the Premises. Except for utility services that are not separately metered to the Premises (the costs of which shall be included in Operating Expenses), Tenant shall obtain utility services in its own name and timely pay all charges directly to the provider providing such utility service. Tenant shall obtain electric and gas service in its own name and timely pay all charges therefor directly to the utility company providing such services. Except for the abatement expressly set forth in this Section below, Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and, upon prior written notice to Tenant, to change, the companies providing such services to the Building or Premises, except that: (i) Tenant may select its own telecommunication and/or data services provider; and (ii) if, pursuant to Law, utility customers are permitted to determine the supplier of gas and electric services to the Premises, then Tenant shall have the exclusive right to select, and to change, the companies providing the supply of gas and electric services to the Premises. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord. Notwithstanding the foregoing, in the event that any utility service is not delivered for a period in excess of forty-eight (48) consecutive hours solely as a result of the negligence or willful misconduct of Landlord, and if Tenant is unable to reasonably use the Premises for the conduct of its business by reason thereof, Rent shall thereafter abate until the interrupted service is restored or Tenant conducts or is able to reasonably conduct business in the Premises. Notwithstanding anything contained herein to the contrary, in the event that Tenant is unable to reasonably use the Premises for the conduct of its business by reason of any utility service not being delivered to the Premises, Landlord shall use commercially reasonable efforts, under the circumstances, to cause the interrupted utility service to the Premises to be restored as soon as reasonably practicable.
8.    Insurance; Waivers; Indemnification.
(a)    Landlord shall maintain insurance against loss or damage to the Building or the Premises with coverage for perils as set forth under the “Causes of Loss-Special Form” or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant, but including coverage of the Landlord’s Work set forth in Section 28 below), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.
(b)    Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Premises, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000.00 combined single limit with a $5,000,000.00 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord. Tenant expressly agrees to (i) provide Landlord with at least 30 days prior written notice of any cancellation by Tenant of such policy or of any reduction by Tenant in the limits of liability of such policy below the required limits required to be maintained by Tenant hereunder, or (ii) notify Landlord in writing within 2 business days after Tenant’s receipt of notice of any cancellation by Tenant’s insurer of such policy or of any reduction by Tenant’s insurer in the limits of liability of such policy below the required limits required to be maintained by Tenant hereunder, all of which shall include a copy of the insurer’s notice to Tenant. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Premises is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.
(c)    Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Tenant’s business, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Section 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage to the property of (i) Tenant, or Tenant’s Agents in or about the Building or the Premises, and (ii) any other person whose property is used, leased or stored by Tenant in or about the Building or the Premises, including in each case any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other occupant of the Premises, or other cause.
(d)    Landlord and Tenant shall not be permitted to satisfy any of its insurance obligations set forth in this Lease through any self‑insurance or self-insured retention in excess of $25,000.00.
(e)    Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and to the extent arising out of or in connection with loss of life, personal injury or damage to property in or about the Building or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.
(f)    Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and to the extent arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises occasioned wholly or in part by the negligence or willful misconduct of Landlord or its Agents, whether prior to, during or after the Term. Landlord’s obligations pursuant to this Section shall survive the expiration or termination of this Lease.
9.    Maintenance and Repairs.
(a)    Maintenance obligations, and the responsibility for payment and fees associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with Rider 2 (which Rider 2 may be mutually amended from time to time by Landlord and Tenant in writing) and Exhibit “J”, except as otherwise set forth in this Section 9.
(b)    Notwithstanding anything contained in this Lease to the contrary, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Alterations, repairs or other Maintenance made necessary because of (i) Tenant’s Alterations or installations, (ii) circumstances special or particular to Tenant, including Tenant’s special or particular use of the Premises, or (iii) the acts or omissions of Tenant or its Agents, in each case, to the extent not covered by applicable insurance proceeds paid to Landlord (Tenant being responsible for Landlord’s commercially reasonable deductible (not to exceed $25,000.00 per occurrence) notwithstanding the waiver of claims set forth in Section 8(c)). Moreover, provided Tenant has been informed of the conditions of the applicable warranty, Tenant shall be solely responsible for all costs and expenses incurred by Landlord for any Maintenance that would have been covered by warranty but is no longer covered by warranty due to the failure on the part of Tenant or its Agents to observe the conditions of the applicable warranty. Tenant agrees to pay to Landlord, within 30 days after being billed therefor, all costs and expenses for which Tenant is liable pursuant to this paragraph.
(c)    In the event of an emergency that constitutes an imminent danger to persons or property or materially interferes with Tenant’s business operations and which requires emergency repairs to the Building or the Premises which are Landlord’s responsibility under this Lease, Tenant shall, prior to making repairs, use diligent efforts to contact Landlord or any Building manager who Tenant has been notified to contact in the event of an emergency. In the event Tenant is unable to contact Landlord or such Building manager and Landlord fails to commence such repairs within a commercially reasonable time under the circumstances, Tenant shall have the right, but not the obligation, to take such minimum action as is reasonably necessary under the circumstances to repair any portion or component of the Building or the Premises. All work done in accordance herewith must be performed at a reasonable and competitive cost and expense (taking into account the circumstances of the emergency). To the extent such work performed by Tenant is Landlord’s responsibility under this Lease, Landlord shall reimburse Tenant, within 30 days after Landlord’s receipt of a reasonably documented invoice therefor, for any reasonable sums paid or reasonable costs incurred by Tenant in repairing any portion or component of the Building or the Premises.
10.    Compliance.
(a)    Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to Tenant’s specific use or manner of use or occupancy of the Premises (as opposed to Laws generally applicable to industrial buildings) or to Alterations made by Tenant or to the acts or omissions of Tenant or its Agents; provided, however, that Tenant shall not be obligated to correct any non-compliant condition that existed in the Premises or the Building prior to the earlier of the Commencement Date or the date of Substantial Completion (as defined below) of the Landlord’s Work, unless and to the extent caused by the acts or omissions of Tenant or its Agents. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or the Premises (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to Tenant’s specific use or manner of use or occupancy of the Premises (as opposed to Laws generally applicable to industrial buildings) or to Alterations made by Tenant or to the acts or omissions of Tenant or its Agents; provided, however, that Tenant shall not be obligated to correct any non-compliant condition that existed in the Premises or the Building prior to the earlier of the Commencement Date or the date of Substantial Completion of the Landlord’s Work, unless and to the extent caused by the acts or omissions of Tenant or its Agents.

(b)    Tenant will comply, and will cause its Agents to comply, with the Building Rules. Landlord may adopt and Tenant shall comply with reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Premises, as the same may be changed from time to time upon reasonable notice to Tenant. Notwithstanding anything contained in this Lease to the contrary, any rules and regulations promulgated by Landlord shall (i) not conflict with the express terms of this Lease or materially increase the obligations or liabilities on Tenant; (ii) shall be uniformly applied, reasonable and not adversely affect in a material manner Tenant’s use of the Premises as herein permitted; and (iii) shall not materially increase the amounts to be paid by Tenant hereunder.
(c)    Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.
(d)    Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws, including, the use of des minimis quantities of chemicals generally used in an office environment, such as toner for copiers and cleaning supplies (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Building or the Premises will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will make available to Landlord (in electronic form), upon Landlord’s request, copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical used, stored, consumed or otherwise located at the Premises at the time of such request; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Premises is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. In no event shall Tenant have any liability or obligation to Landlord under this Section 10(d) with respect to any Hazardous materials or violation of Environmental Laws not caused by Tenant or its Agents.
(e)    If at any time during or after the Term, any portion of the Premises is found to be contaminated (i) from or as a result of any activity which occurred in or about the Premises prior to the Commencement Date of this Lease, unless and to the extent caused by the acts or omissions of Tenant or its Agents, or (ii) by Landlord or Landlord’s Agents, then Landlord will indemnify, defend and hold Tenant harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof and Landlord shall, at its sole cost and expense, perform all necessary remediation activities. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease. If at any time during the Term of this Lease, any portion of the Premises is found to contain Hazardous Materials in violation of Environmental Laws other than as a result of the acts or omissions of Tenant or its Agents, then Landlord will cause the performance of all necessary remediation activities required by Environmental Laws, at no cost to Tenant, unless and to the extent caused by the acts or omissions of Tenant or its Agents.
11.    Signs. Tenant shall not place any signs on the Premises without the prior consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed so long as such signage complies with all Laws), other than signs that are located wholly within the interior of the Building and not visible from the exterior of the Building. Notwithstanding the foregoing, Tenant, at Tenant’s sole cost and expense, shall be allowed to affix its signage on the exterior of the Building, subject to (i) Tenant’s compliance with all Laws, and (ii) Landlord’s prior written approval of such signage (which approval shall not be unreasonably withheld, conditioned or delayed), including, without limitation, approval of its appearance, size, lighting, materials and location. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Premises to its condition existing prior to the installation of Tenant’s signs.
12.    Alterations. Except for non-structural Alterations that (i) do not exceed $100,000.00 (excluding the costs of carpeting and painting the Premises) in the aggregate per project, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord, Liberty Property Trust and any other associated or affiliated entity as their interests may appear as additional insureds; (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor; (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord; (iv) the Alteration shall be performed in accordance with Landlord’s reasonable requirements relating to sustainability and energy efficiency; (v) Tenant shall pay Landlord all reasonable costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary; and (vi) upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Premises and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it (except that if, during the Term, Landlord notifies Tenant in writing that Tenant is not required to remove an Alteration at the expiration or termination of this Lease, then Tenant shall not be obligated to remove such Alteration at the expiration or termination of this Lease), will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Without Landlord’s approval, Tenant may install or remove its trade fixtures, furniture and equipment in and from the Building (including, without limitation, the installation of Tenant’s racking and/or conveyor system(s) in the Building by bolting same into the floor of the Building, provided, however, that Tenant agrees to (i) remove such system(s) at the expiration or earlier termination of this Lease, (ii) repair any damage resulting from such removal, and (iii) grind all bolts to below floor level and appropriately fill all holes to floor level), provided that the installation and removal of them will not affect any structural portion of the Premises, any Building System or any other equipment or facilities serving the Building or any occupant.
13.    Mechanics’ Liens. Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant at Tenant’s request. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien caused by Tenant or its Agents. Should any such lien or notice of such lien, caused by Tenant or its Agents, be filed against the Premises, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. Tenant, at Tenant’s sole cost and expense, shall have the right to contest, in good faith, any such lien or notice of such lien filed against the Premises or the Building, provided that (i) Tenant shall discharge the same by bonding or otherwise in accordance with the foregoing sentence, (ii) such contest by Tenant does not subject Landlord or the Premises to any fines, penalties and/or liability, and (iii) Tenant shall comply with all Laws.
14.    Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Building or the Premises, to verify that Tenant is performing its Maintenance obligations in accordance with this Lease, to exhibit the Premises for the purpose of sale or financing, and, during the last 10 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.
15.    Damage by Fire or Other Casualty. If the Premises shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant, except for Landlord’s Work. Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete, such notice to include Landlord’s reasonable estimate of the time required to complete such restoration; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Landlord’s notice. If (i) Landlord notifies Tenant that such repair and restoration will take more than 180 days from the date of the casualty to complete and neither party terminates this Lease, or (ii) Landlord anticipates that such repair and restoration will take 180 days or less from the date of the casualty to complete, then Landlord shall commence such repair and restoration (including, without limitation, the Landlord’s Work) as promptly as reasonably possible under the circumstances and shall diligently work to complete the repair and restoration, subject to delays caused by Tenant or its Agents or delays due to Force Majeure (as defined below). Notwithstanding anything to the contrary contained in this Section, (a) in the event Landlord notifies Tenant that such repair and restoration will be completed within said 180 day time period, and such restoration is not, in fact, substantially completed within such 180 day time period, as such time period shall be extended for delays caused by Tenant or its Agents and/or delays due to Force Majeure, then Tenant (unless the damage was caused by Tenant) shall have the option to terminate this Lease on 30 days prior written notice by giving Landlord notice of such termination within 30 days after expiration of such 180 day time period, as such time period shall be extended for delays caused by Tenant or its Agents and/or delays due to Force Majeure, provided, however, that if Tenant gives such notice of termination pursuant to this paragraph and Landlord then substantially completes the restoration and repair within such 30 day time period, then Tenant’s notice of termination shall be deemed revoked and this Lease shall continue in full force and effect, and (b) in the event Landlord notifies Tenant that such repair and restoration will take more than 180 days from the date of the casualty to complete and neither party terminates this Lease, such notice to include Landlord’s reasonable estimate of the time required to complete such restoration, and such restoration is not in fact substantially completed within the time period set forth in Landlord’s notice, as such time period shall be extended for delays caused by Tenant or its Agents and/or delays due to Force Majeure, then Tenant (unless the damage was caused by Tenant) shall have the option to terminate this Lease on 30 days prior written notice by giving Landlord notice of such termination within 30 days after expiration of such time period, as such time period shall be extended for delays caused by Tenant or its Agents and/or delays due to Force Majeure, provided, however, that if Tenant gives such notice of termination pursuant to this paragraph and Landlord then substantially completes the restoration and repair within such 30 day time period, then Tenant’s notice of termination shall be deemed revoked and this Lease shall continue in full force and effect. For purposes of the foregoing sentence only, substantial completion shall mean the Premises has been restored to substantially the same condition in which it was in immediately prior to such damage or destruction, including the Landlord’s Work, but excepting the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant and incomplete items which do not adversely affect in a material way or materially interfere with Tenant’s use and occupancy of the Premises, which incomplete items shall be set forth on a punch list; provided, however, that substantial completion shall not be later than the date Tenant takes possession of the Premises for the conduct of its business, if earlier. If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after Landlord’s notice to terminate. Moreover, Landlord may terminate this Lease if the loss is not covered by the terms of the insurance policies required to be maintained and actually maintained by Landlord under this Lease. Notwithstanding the foregoing, Landlord shall have no right to terminate this Lease under the preceding sentence if the damage to the Premises is sufficiently minor in scope such that (i) Rent or any portion thereof would not be abated as a result thereof, or (ii) Landlord reasonably anticipates that less than 30 days will be required to restore any damage. Tenant will receive an abatement of Minimum Annual Rent and Annual Operating Expenses to the extent the Premises are rendered untenantable as a result of the casualty. In the event of a casualty, Tenant may elect, in its sole discretion, whether to restore, at its expense, any Alterations destroyed by such casualty and required to be removed at the end of the Term.
16.    Condemnation. If (a) all of the Premises are Taken, (b) any part of the Building is Taken and the remainder is insufficient for the reasonable operation of Tenant’s business for the Use set forth in Section 1(i), as mutually agreed upon by Landlord and Tenant in good faith (provided, however, that if Landlord and Tenant cannot so mutually agree upon same, then Landlord and Tenant shall mutually agree upon and appoint an architect or engineer with at least ten (10) years of continuous experience with industrial buildings in the market area to determine whether the remainder of the Building is sufficient for the reasonable operation of Tenant’s business for the Use set forth in Section 1(i)), or (c) any of the Premises is Taken, and, in Landlord’s reasonable opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Building is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation and other benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate. Although all damages in the event of any condemnation are to belong to the Landlord whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the leased premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any and all damage to Tenant's business by reason of the condemnation and for or on account of any cost or loss to which Tenant might be put in removing Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment.

17.    Quiet Enjoyment. Landlord covenants that Tenant, so long as no default exists hereunder beyond any applicable notice and cure periods under this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.
18.    Assignment and Subletting.
(a)    Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) Tenant proposes the Transfer to Landlord during the first four Lease Years of this Lease and the proposed transferee is an existing tenant of Landlord in Northampton County or Lehigh County in Pennsylvania, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, in the exercise of Landlord’s reasonable discretion, (iii) Tenant proposes the Transfer to Landlord during the first four Lease Years of this Lease and Landlord has comparable space available for lease by the proposed transferee in Northampton County or Lehigh County in Pennsylvania, or (iv) Tenant is in default under this Lease beyond any applicable notice and cure periods provided in this Lease or any act or omission has occurred which would constitute a default with the giving of notice and/or the passage of time. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.
(b)    Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a minimum net worth of at least $50,000,000.00 as of the date of the Transfer, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement (in the event of an assignment), or a sublease agreement (in the event of a sublease), in each case, reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.
(c)    The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises (other than to an Affiliate), Landlord may terminate this Lease, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If Tenant proposes to enter into a Transfer of less than all of the Premises (other than to an Affiliate), Landlord may amend this Lease to remove the portion of the Premises to be transferred, either conditioned on execution of a new lease between Landlord and the proposed transferee or without that condition. If this Lease is not so terminated or amended, Tenant shall pay to Landlord, immediately upon receipt, 50% of the excess of (i) all compensation received by Tenant for the Transfer, less the commercially reasonable costs incurred by Tenant in connection with such Transfer (including, without limitation, commercially reasonable and customary legal fees, brokerage commissions, tenant improvement allowances, marketing expense), over (ii) the Rent allocable to the Premises transferred.
(d)    If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 10 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement (in the event of an assignment), or a sublease agreement (in the event of a sublease), in each case, reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.
19.    Subordination; Mortgagee’s Rights.
(a)    Tenant accepts this Lease subject and subordinate to the lien of any Mortgage now or in the future affecting the Premises, provided that Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as Tenant is not in default beyond any applicable notice and cure periods under this Lease. This clause shall be self-operative, but within 10 days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease. Landlord represents to Tenant that no Mortgage affects the Premises as of the date of this Lease. Upon receipt of Tenant’s written request, Landlord shall request and use commercially reasonable efforts to obtain a commercially reasonable non-disturbance agreement for Tenant from the holder of any future Mortgage affecting the Premises..
(b)    No Mortgagee shall be (i) liable for any act or omission of a prior landlord unless such act or omission continues after the Mortgagee takes title to the Premises, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent (unless such amendment was made prior to the date on which Tenant was notified of such Mortgagee’s interest), or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.
(c)    The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.
20.    Tenant’s Certificate; Financial Information. Within 15 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Premises, an estoppel certificate in the form of attached Exhibit “C” (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information, provided, however, if Tenant (or Tenant’s parent company with whom Tenant files consolidated financial statements) is a publicly traded entity, publicly available information of Tenant (or Tenant’s parent company with whom Tenant files consolidated financial statements) shall be sufficient. Landlord agrees to keep any private financial information provided to it by Tenant confidential (except for disclosure to the parties listed in this subsection (b)), and any Mortgagee, prospective Mortgagee and/or prospective purchaser with which Landlord shares such information shall be informed by Landlord of the obligation to keep such information confidential.
21.    Surrender.
(a)    On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Premises all furniture, fixtures, equipment, wiring and cabling, and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Premises to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer. Within ten (10) days after Landlord’s receipt of written request from Tenant, made not more than thirty-five (35) days prior to the expiration or earlier termination of this Lease, Landlord and Tenant will conduct a walk-through inspection of the Premises and then Landlord will provide Tenant with a comprehensive list of any restorations or repairs that Landlord requests Tenant to complete prior to the expiration or earlier termination of this Lease. Tenant shall not be obligated to make restorations or repairs not included in such list or otherwise not the obligation of Tenant pursuant to the express terms and conditions of this Lease, excepting: (i) damage to the Premises caused by Tenant’s or its Agents’ removal of Alterations or of its furniture, fixtures, equipment, wiring and cabling or any other personal property installed by Tenant or its assignees or subtenants; (ii) damage caused after the date of such list; and (iii) any damage or defect caused by Tenant or its Agents to any structural portion of the Premises or any Building System that was not visibly observable during the walk-through because such item was located above the ceiling, below the floor or within the walls (provided, however, that Tenant’s obligations pursuant to this subsection (iii) shall only survive the expiration or termination of this Lease for a period of two (2) years following the expiration or termination of this Lease). Notwithstanding the foregoing, in no event shall Tenant be relieved from any of Tenant’s continuing obligations pursuant to Section 10(d) of this Lease.
(b)    If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent for each of the first and second months of any holdover period shall be 125% of the Monthly Rent payable for the last full month immediately preceding the holdover, the Monthly Rent for each of the third and fourth months of any holdover period shall be 150% of the Monthly Rent payable for the last full month immediately preceding the holdover, and the Monthly Rent for every month of the holdover period thereafter shall be 200% of the Monthly Rent payable for the last full month immediately preceding the holdover. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover. In the event Tenant’s renewal option set forth below has lapsed and any person or entity desires to lease any portion of the Premises after the Expiration Date and submits to Landlord a letter of intent or comparable proposal in connection therewith which Landlord desires to accept, Landlord shall endeavor to notify Tenant of the same (but Landlord shall not be obligated to provide Tenant with a copy of, or the contents of, such letter of intent or comparable proposal and this sentence shall not be deemed to grant Tenant any type of right of first offer or right of first refusal or the like). Landlord shall advise Tenant in writing promptly after Landlord enters into a lease providing for occupancy of any portion of the Premises by a tenant after the Expiration Date (“Landlord’s New Lease Notice”). Notwithstanding anything to the contrary herein contained, Tenant shall not be liable for any consequential damages as a result of a holdover unless such holdover continues for a period of more than 30 days after Tenant’s receipt of Landlord’s New Lease Notice. (For example, (i) if Tenant receives Landlord’s New Lease Notice 30 or more days prior to the Expiration Date, then Tenant will be liable for consequential damages as a result of any holdover after the Expiration Date, and (ii) if Tenant receives Landlord’s New Lease Notice 15 days prior to the Expiration Date, then Tenant will be liable for consequential damages as a result of the holdover only if it holds over for more than 15 days after the Expiration Date).
22.    Defaults - Remedies.
(a)    It shall be an Event of Default:
(i)    If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 business days after Landlord gives Tenant notice of default;
(ii)    If Tenant enters into or permits any Transfer in violation of Section 18 above and Tenant does not void such Transfer within 10 days after the date that Landlord notifies Tenant in writing that Tenant is in violation of Section 18;
(iii)    If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 30 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 30 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time to cure the default if Tenant begins to cure the default within 30 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or
(iv)    If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.
(b)    If an Event of Default occurs, Landlord shall have the following rights and remedies:
(i)    Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 10% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;
(ii)    Following 24 hours prior telephonic notice to Tenant, to enter and repossess the Premises lawfully, by breaking open locked doors if necessary and lawful, and remove all persons and all or any property, by action at law or otherwise in accordance with law, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;
(iii)    To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable (and, for purposes of acceleration of Annual Operating Expenses, the amount to be accelerated shall be based upon the assumption that Annual Operating Expenses for each Lease Year of the balance of the Term would be equal to the amount of Annual Operating Expenses which were payable by Tenant in the Lease Year immediately preceding the acceleration); provided, however, Tenant shall have the right, in any judicial proceedings brought to collect same, to assert a credit for the fair rental value of the Premises for the balance of the Term (which Landlord shall have the right to defend against), the burden of proving such credit to be on Tenant. The fair rental value of the Premises shall be net of the costs which would be reasonably incurred by Landlord in re-leasing the Premises, including without limitation, reasonable demolition and fit-out costs, brokerage commissions and legal fees and expenses. The accelerated amount determined to be payable to Landlord hereunder shall be reduced to present value at the rate of 6% per annum at the time of actual payment;
(iv)    To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken; and
(v)    Notwithstanding anything to the contrary in this Lease, Landlord shall use commercially reasonable efforts to relet the Premises in order to mitigate its damages hereunder.
(c)    Any provision to the contrary in this Section 22 notwithstanding: (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a)(i) above for any default in the payment of Rent more than twice in any consecutive 12-month period, and thereafter during the balance of such consecutive 12-month period Landlord may declare an Event of Default for failure to pay Rent without affording Tenant any of the notice and cure rights provided under Section 22(a)(i) of this Lease; (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b)(i) in the event of an emergency that constitutes an imminent danger to persons or property or which requires emergency repairs to the Premises; (iii) only an additional 10 business day notice to Tenant shall be required by Landlord prior to Landlord exercising its rights under Section 22(b) if Tenant fails to discharge any lien or claim in accordance with Section 13 during the 15 day cure period provided in Section 13; and (iv) if Tenant fails, during the 15 day time period provided in Section 20, to (A) execute, acknowledge and deliver to Landlord an estoppel certificate, or (B) furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information (provided, however, if Tenant (or Tenant’s parent company with whom Tenant files consolidated financial statements) is a publicly traded entity, publicly available information of Tenant (or Tenant’s parent company with whom Tenant files consolidated financial statements) shall be sufficient), then Landlord shall only be required to give Tenant an additional 5 business day notice prior to Landlord exercising its rights under Section 22(b).
(d)    No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Despite Landlord’s duty to mitigate in accordance with Section 22(b)(v), efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law unless it so expressly provides, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.
(e)    If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery and other litigation costs, including costs of appeal.
(f)    Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.
(g)    When this Lease and the Term or any extension thereof shall have been terminated on account of any monetary default or material non-monetary default (which includes, but is not limited to, any inability by Landlord to sell or refinance the

Premises due to Tenant’s failure to timely execute, acknowledge and deliver to Landlord an estoppel certificate as set forth in Section 20) by Tenant which has continued beyond any applicable notice and cure periods provided in this Lease, or when the Term or any extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania, upon an additional 10 business days prior written notice to Tenant, to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant. AFTER THE ENTRY OF ANY SUCH JUDGMENT A WRIT OF POSSESSION MAY BE ISSUED IN ACCORDANCE WITH THE PENNSYLVANIA RULES OF CIVIL PROCEDURE. If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same default and upon any subsequent default(s) or upon the termination of this Lease or Tenant's right of possession as herein set forth, to again confess judgment as herein provided, for which this Lease or a true and correct copy hereof shall be good and sufficient warrant.
Initials on behalf of Tenant: /s/ D.C.
(h)    The warrant to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to this Lease or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant's obligations or expand the size of the Premises.
(i)    EXCEPT FOR NOTICES EXPRESSLY REQUIRED TO BE GIVEN TO TENANT UNDER THIS SECTION 22 AND/OR THE PENNSYLVANIA RULES OF CIVIL PROCEDURE, TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY AND EXPRESSLY WAIVES AND RELEASES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES, AND (ii) ANY PROCEDURAL ERRORS IN CONNECTION WITH THE ENTRY OF ANY SUCH JUDGMENT OR IN THE ISSUANCE OF ANY ONE OR MORE WRITS OF POSSESSION THEREON.
Initials on behalf of Tenant: /s/ D.C.
(j)    Notwithstanding anything to the contrary contained in this Section 22, Tenant does not hereby waive or relinquish its right, pursuant to the Pennsylvania Rules of Civil Procedure, to file a petition to strike and/or open a judgment confessed by Landlord hereunder.
(k)    Landlord shall not be in default under this Lease unless Landlord fails to commence performance of the obligations required of Landlord within thirty (30) days after receipt of written notice by Tenant to Landlord specifying that Landlord has failed to perform such obligation, provided, however, that if the nature of Landlord’s obligation is such that more than the specified cure period is required for performance, then Landlord shall not be in default if Landlord commences performance within the specified cure period and thereafter diligently prosecutes the same to completion. In the event Landlord does not commence performance within the period provided herein, then in addition to any other rights of Tenant granted under this Lease, upon not less than five (5) days additional prior written notice from Tenant to Landlord after the end of the cure period that Tenant intends to perform the obligation on Landlord’s behalf, Tenant shall have the right, but not the obligation, to take such minimum action as is reasonably necessary under the circumstances to perform such obligation. All work done in accordance herewith must be performed at a reasonable and competitive cost and expense (taking into account the circumstances of the obligation). To the extent such work performed by Tenant is Landlord’s responsibility under this Lease, Landlord shall reimburse Tenant, within 30 days after Landlord’s receipt of a reasonably documented invoice therefor, for any reasonable sums paid or reasonable costs incurred by Tenant in curing the default. If Landlord fails to reimburse Tenant within 30 days after Landlord’s receipt of a reasonably documented invoice therefor, for any reasonable sums paid or reasonable costs incurred by Tenant in curing Landlord’s default in accordance with the terms, conditions and provisions of this Section, then Tenant may bring an action for damages against Landlord to recover such costs, fees and expenses, together with interest thereon at Interest Rate, and reasonable attorney’s fees incurred by Tenant in bringing such action for damages.
23.    Tenant’s Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Premises is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24.    Liability of Landlord; Liability of Tenant.
(a)    The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued. Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither any principal, shareholder, officer, director, partner, member or manager of Landlord nor any owner of the Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Premises (including, without limitation, rents, condemnation awards, insurance and sale proceeds) for the satisfaction of any claim by Tenant against Landlord.
(b)    The individual principals, shareholders, officers, directors, partners, members or managers of Tenant shall have absolutely no personal liability with respect to any provision of this Lease, or any obligation or liability arising therefrom or in connection therewith. Landlord shall look solely to the assets of Tenant and its successors and assigns or to any insurance which Tenant is obligated to provide under the terms of this Lease for the satisfaction of any remedies of Landlord in the event of a breach by Tenant of any of its obligations thereunder. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be liable for any loss of business or profits of Landlord or for consequential, punitive or special damages of any kind under this Lease, unless due to a holdover by Tenant pursuant to Section 21(b) or unless due to contamination of the Premises or the Building by Tenant or its Agents pursuant to Section 10(d).
25.    Miscellaneous.
(a)    The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.
(b)    This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises. No rights, easements or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.
(c)    Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.
(d)    If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises is located.
(e)    This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.
(f)    This Lease may be executed in counterparts, each of which shall constitute an original, but which, taken together, shall be one original agreement. Any counterpart of this Lease may be executed and delivered by telephone facsimile transmission (or by similar electronic transmission (including, without limitation, e-mail) or by portable document format (including, without limitation, pdf)) and shall have the same force and effect as an original.

(g)    Tenant shall not record this Lease or any memorandum thereof, or otherwise file this Lease with any governmental authority, without Landlord’s prior consent, except to the extent required to do so by Law. If Tenant is so required to do so by Law, then: (i) Tenant shall promptly provide Landlord with written notice of any such obligation and a copy of any required filing; and (ii) Tenant shall only disclose those provisions, terms and conditions of this Lease that are required to be disclosed by Law and shall keep confidential all of the provisions, terms and conditions of this Lease not required to be disclosed by Law.
26.    Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.
27.    Intentionally Omitted.
28.    Construction of the Building and the Tenant Improvements.
(a)    The Building and all site work and other improvements to be constructed in connection therewith (including, without limitation, the lighting system, utility systems, life safety system and fire suppression system) (the “Base Building Work”) shall be constructed by Landlord in accordance with the base building plans (the “Base Building Plans”) attached hereto as Exhibit “E” and the outline specifications attached hereto as Exhibit “F” (the “Base Building Specifications”). The interior improvements and any other modifications to the Building (the “Tenant Improvements” and, together with the Base building Work, collectively, the “Landlord’s Work”) shall be constructed by Landlord generally in accordance with the preliminary plans attached hereto as Exhibit “G” (the “Tenant Improvement Plans”) and the outline specifications attached hereto as Exhibit “H” (the “Tenant Improvement Specifications”); provided, however, that if the Tenant Improvement Plans and Tenant Improvement Specifications are not attached hereto upon full execution of this Lease by Landlord and Tenant, then Landlord and Tenant shall expeditiously, diligently and in good faith use their best efforts to cause the Tenant Improvement Plans and Tenant Improvement Specifications to be mutually agreed upon on or before September 3, 2014, which mutually agreed upon Tenant Improvement Plans and Tenant Improvement Specifications shall be automatically incorporated into and made a part of this Lease without necessity of further action.
(b)    Promptly after Landlord and Tenant mutually agree upon the Tenant Improvement Plans and Tenant Improvement Specifications, Landlord, at Tenant’s sole cost and expense, shall cause its architect to prepare “Construction Drawings” consistent with the Tenant Improvement Plans and the Tenant Improvements Specifications, but excluding the Post Substantial Completion Work (as defined below), in sufficient detail to obtain all governmental permits and approvals required to complete the Tenant Improvements. Upon completion of the Construction Drawings, Landlord shall deliver the Construction Drawings to Tenant. The Construction Drawings shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and which approval shall be deemed granted if Tenant fails to give Tenant’s Notice (as hereinafter defined) to Landlord within five (5) business days after Tenant’s receipt of the Construction Drawings. Following Tenant’s receipt of the Construction Drawings, Tenant shall have five (5) business days in which to review the Construction Drawings and to give to Landlord written notice (“Tenant’s Notice”) of Tenant’s approval of the Construction Drawings, or its approval noted with any reasonable comments and revisions, in each case, such approval(s) not to be unreasonably withheld, conditioned or delayed. Landlord shall have three (3) business days after receipt of Tenant’s Notice to review the Construction Drawings, and any Tenant comments and revisions, and to provide Tenant with Landlord’s approval of the Construction Drawings, or its approval noted with any reasonable comments and revisions, in each case, such approval(s) not to be unreasonably withheld, conditioned or delayed. This process, each party having three (3) business days to respond to the other’s comments, shall continue until the Construction Drawings have been approved by both parties, provided, however, that Landlord and Tenant shall expeditiously, diligently and in good faith use their best efforts to cause the Construction Drawings to be mutually agreed upon on or before October 13, 2014, which mutually agreed upon Construction Drawings shall hereinafter be referred to as the “Approved Tenant Improvement Documents” and shall be automatically incorporated into and made a part of this Lease without the necessity of further action. The Approved Tenant Improvement Documents shall be used by Landlord in connection with Landlord’s construction of the Tenant Improvements.
(c)    Landlord shall have the right, from time to time, to make reasonable and non-material changes/field adjustments in and to the Base Building Documents and the Approved Tenant Improvement Documents to the extent that the same shall be necessary or desirable in order to adjust to actual field conditions or to cause the Base Building Work or the Tenant Improvements to comply with any applicable requirements of public authorities and/or requirements of insurance bodies. All such changes/field adjustments shall be noted on the applicable plans or documents. Except for changes/field adjustments (which may be made immediately but confirmed by written change order), modifications to the Approved Tenant Improvement Documents must be made and accepted only in writing as follows: within 5 business days of receipt by Landlord of Tenant’s request to Landlord for a change order (which request, if not in writing, shall be made directly to Landlord’s construction representative in person or by telephone), Landlord shall advise Tenant in writing if it approves of the requested change, which shall not be unreasonably withheld, and, if so, provide Tenant with the following items: (i) a cover sheet summarizing the cost of the change and advising if such change order will increase project costs or result in delay of completion; (ii) itemization of the contractor’s costs (including line items per trade and unit costs); and (iii) architect drawings, if applicable. If acceptable to Tenant, Tenant shall promptly sign the cover sheet and return it to Landlord by fax (with a copy thereof by overnight mail) and such documentation will constitute an amendment to this Lease. The costs of any such change requested by Tenant and approved by Landlord shall be paid by Tenant to Landlord within 30 days after receipt of invoice therefor.
(d)    Prior to construction of the Tenant Improvements, Landlord shall obtain bids for the performance of the Tenant Improvements from at least three (3) contractors reasonably selected by Landlord. Landlord shall provide Tenant with a copy of such bids and allow Tenant to review and comment on the bids and proposed construction contract. Landlord, in Landlord’s commercially reasonable discretion, shall accept the lowest responsible and responsive bid.
(e)    Landlord shall be responsible for obtaining all necessary building permits and other governmental permits and approvals necessary for construction of the Base Building Work and the Tenant Improvements. Tenant shall cooperate with Landlord, at no cost to Tenant, in Landlord’s efforts to obtain such permits and other approvals. All construction comprising the Tenant Improvements shall be commenced promptly after (i) Landlord has received all permits and approvals required by the governmental authorities having jurisdiction for the construction of the Tenant Improvements, and (ii) the Base Building Work has been completed to a degree that permits commencement of construction of the Tenant Improvements. The Landlord’s Work shall be constructed by Landlord in a good and workmanlike manner and shall comply, at the time of Substantial Completion thereof, with (i) all Laws (including the ADA), and (ii) the Base Building Documents and the Approved Tenant Improvement Documents. The Landlord’s Work, except for that portion of the Landlord’s Work set forth on Exhibit “K” attached hereto (the “Post Substantial Completion Work”) shall be Substantially Completed and ready for use and occupancy by Tenant on or before December 31, 2014, subject to Excusable Delays (as hereinafter defined). As used in this Lease, “Substantial Completion” or “Substantially Complete” or “Substantially Completed” shall mean the date that: (i) Landlord has delivered to Tenant physical possession of, and access to, the Building; and (ii) Landlord has completed all of the Landlord’s Work (other than the Post Substantial Completion Work) in accordance with the Base Building Documents and the Approved Tenant Improvement Documents, subject only to incomplete minor items which do not adversely affect in a material way or materially interfere with Tenant’s use and occupancy of the Building, which incomplete items shall be set forth on the Punch List (as hereinafter defined). Notwithstanding the foregoing, the time for Substantial Completion shall be extended for additional periods of time equal to the time lost by reason of Force Majeure and/or Tenant Delay (as hereinafter defined) (collectively, “Excusable Delays”).
(f)    Landlord agrees to complete the Tenant Improvements, at Tenant’s sole cost and expense, equal to the aggregate of all reasonable costs, expenses and fees incurred by or on behalf of Landlord in connection therewith (the “Tenant’s Cost”), including without limitation (i) architectural, engineering and design costs, (ii) the cost charged to Landlord by Landlord’s general contractor and all subcontractors for performing the Tenant Improvements, and (iii) the cost to Landlord of performing directly any portion of the Tenant Improvements. Landlord agrees to credit Tenant with an allowance (the “Tenant Allowance”) equal to the lesser of the Tenant’s Cost or $5,771,500.00. Tenant agrees to pay to Landlord, within 10 days after being billed therefor, the excess (if any) of the Tenant’s Cost above the Tenant Allowance. If the Tenant’s Costs are more than the Tenant Allowance, then, at Tenant’s option, Landlord will credit Tenant with an additional allowance for up to $800,000.00 (the “First Additional Allowance”) of the excess of the Tenant’s Costs above the Tenant Allowance, provided, however, that the First Additional Allowance shall be capitalized at the rate of 10% per annum, over the remainder of the initial Term of this Lease. In such event, Minimum Annual Rent and the monthly installments thereof shall be increased by amendment to this Lease to reflect such capitalization. (For example, if Tenant utilizes the entire $800,000.00, then Minimum Annual Rent shall increase each year by $80,000.00 per year.) If the Tenant’s Costs are more than the sum of the Tenant Allowance plus the First Additional Allowance, then, at Tenant’s option, Landlord will credit Tenant with another additional allowance for up to $400,000.00 (the “Second Additional Allowance”) of the excess of the Tenant’s Costs above the sum of the Tenant Allowance plus the First Additional Allowance, provided, however, that the Second Additional Allowance, together with interest thereon at the rate of 8.5% per annum, shall be amortized over the remainder of the initial Term of this Lease. In such event, Minimum Annual Rent and the monthly installments thereof shall be increased by amendment to this Lease to reflect such amortization. (For example, if Tenant utilizes the entire $400,000.00, then Minimum Annual Rent shall increase each year by $76,015.13 per year.) Landlord shall have no further obligations to pay for any costs incurred in connection with the Tenant Improvements.
(g)    At the time of completion of the Landlord’s Work, Landlord, in consultation with Tenant, shall generate a punch list of all asserted incomplete work items in the Landlord’s Work (the “Punch List”). Landlord shall complete all items on the Punch List within a commercially reasonable time following the date of the generation of the Punch List, unless the nature of the incomplete work item listed therein is such that a longer period of time is required to repair or correct the same or unless due to Force Majeure or Tenant Delay.
(h)    For purposes hereof, “Force Majeure” shall mean time actually lost by Landlord or Landlord’s contractors, subcontractors or suppliers due to governmental restrictions, limitations and delays (including, without limitation, delays in the issuance of any governmental permit, license and/or approval required to complete the Landlord’s Work), scarcity, unavailability or delay in obtaining fuel or materials, war or other national emergency, accidents, floods, defective materials, fire damage or other casualties, adverse weather conditions which reasonably prevent Landlord from pursuing construction activities in a normal manner, or any other cause similar or dissimilar to the foregoing beyond the reasonable control of Landlord or Landlord’s contractors, subcontractors or suppliers.
(i)    For purposes hereof, the terms “Tenant Delay” or “Delay caused by Tenant” shall mean delay in completion of construction of the Landlord’s Work caused by: (A) delay (beyond the time frames set forth in subsection (b) above) by Tenant in submission or approval of the Construction Drawings; (B) the interference of Tenant with the Landlord’s Work; or (C) any subsequent changes, modifications, or alterations requested by Tenant or its Agents to any of the plans and specifications of the Landlord’s Work, which reasonably cause delay in the completion thereof.
(j)    For purposes of determining a Tenant Delay, the term Tenant shall include Tenant’s contractors, agents and employees. Landlord shall promptly provide Tenant with written notice of any Tenant Delay and then again provide Tenant with written notice that Tenant has cured such Tenant Delay if and when Tenant cures same. In the event that Landlord has made a reasonable request for a certain approval or item to be provided by Tenant by a certain date (which, except in an emergency and as otherwise expressly set forth hereunder, shall never be less than 24 hours) and Tenant fails to reply or provide said item by said date, no further written notice need be provided by Landlord in the event that Tenant fails to meet such deadline in order for Landlord to claim a Tenant Delay.
(k)    If the date of Substantial Completion of the Landlord’s Work is delayed by Tenant or its Agents, the Landlord’s Work shall be deemed to be Substantially Complete on the date that the Landlord’s Work would have been Substantially Completed but for such delays.
(l)    Tenant and its Agents shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Commencement Date but on or after November 1, 2014, to enter the Building for the sole and exclusive purpose of taking measurements and installing its furnishings, fixtures and equipment (including, without limitation, its telecommunication and/or data wiring and/or cabling), provided that (i) Tenant does not interfere with or delay the Landlord’s Work, (ii) Tenant uses contractors and workers compatible with the contractors and workers engaged by Landlord, (iii) the Building may be legally occupied by Tenant and its Agents for such purpose, and (iv) Tenant obtains Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant and its Agents enter the Building prior to the Commencement Date pursuant to the foregoing sentence, then Tenant shall abide by the terms and conditions of this Lease as if the Term of this Lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Annual Rent or Annual Operating Expenses or any portion thereof until the Commencement Date. Such entry by Tenant and its Agents prior to the Commencement Date in accordance with the first sentence of this paragraph shall not constitute possession of the Premises for the conduct of Tenant’s business for purposes of Section 1(d) of this Lease.
(m)    Landlord guarantees, for a period of one (1) year following the Commencement Date, (i) the Tenant Improvements against defective workmanship and/or materials or non-compliance with the Approved Tenant Improvement Documents, and (ii) that the Building, including the roof, roof membrane, flashing, floors, walls, doors, dock doors and all other mechanical systems, are and shall be in good, operable condition. Landlord agrees, during said one-year period at its sole cost and expense, to (i) repair or replace any defective item occasioned by defective workmanship and/or materials or non-compliance with the Approved Tenant Improvement Documents, and (ii) make all necessary repairs to keep the Building, including the roof, floors, walls, doors, dock doors and all other mechanical systems in good, operable condition. Landlord agrees, upon Tenant’s reasonable prior request, to jointly inspect the Premises with a representative of Tenant at any time during the one year guaranty period. In addition to the general warranty set forth above, Landlord covenants and agrees to obtain, and enforce for Tenant’s benefit, manufacturer's warranties with respect to the Tenant Improvements, as set forth in Exhibit “I” attached hereto and incorporated herein by reference. Notwithstanding anything in this paragraph to the contrary, in no event shall Landlord be obligated to make repairs or replacements to items due to (i) Tenant’s failure to properly maintain any portions of the Building or the Premises or any systems contained thereon that Tenant is required to maintain pursuant to this Lease, or (ii) any act or omission of Tenant or its Agent.
(n)    Landlord acknowledges that the construction of the Tenant Improvements is to be administered on an “open book” arrangement relative to the cost of the Tenant Improvements. Landlord shall keep full and detailed accounts and exercise such controls as may be reasonably necessary for proper financial management, using accounting and control systems in accordance with sound accounting principles, consistently applied. Tenant shall be permitted to review Landlord's records relating to the cost of construction of the Tenant Improvements.
(o)    “Tenant’s Construction Representative” for purposes of the Landlord’s Work shall be John Appert. “Landlord’s Construction Representative” for purposes of Landlord’s Work shall be Mike Alderman. Tenant and Landlord acknowledge and agree that Tenant’s Construction Representative and Landlord’s Construction Representative shall have full power and authority to act on their respective behalf and any action taken by either of them shall be fully binding upon Tenant or Landlord, respectively, for purposes of the Landlord’s Work.
(p)    Landlord shall pay any initial fee, tap-in fee, impact fee, connection fee or similar fee charged for initially bringing and connecting utilities, including water and sewer lines, to the Building for general industrial uses and purposes (excluding customer deposits or administrative type of connection fees), but only to the extent Tenant elects the power service type and design set forth in Exhibit “E” and Exhibit “F” attached hereto as of the date hereof.
(q)    Tenant acknowledges and agrees that (i) the Post Substantial Completion Work will not be substantially completed by the date of Substantial Completion, and (ii) the date of Substantial Completion is not contingent upon the substantial completion of the Post Substantial Completion Work. Landlord will proceed with diligence to complete the Post Substantial Completion Work within a commercially reasonable time under circumstances, subject to (i) Tenant selections of scope and design items relating to the Post-Substantial Completion Work, (ii) accommodations for order lead times of materials relating to the Post-Substantial Completion Work, (iii) accommodations for permitting (by municipal and utility providers) relating to the Post-Substantial Completion Work, (iv) Tenant coordination and/or completion of the installation of Tenant’s trade fixtures, and (v) Excusable Delays.
29.    Options to Renew.
(a)    Provided that Landlord has not given Tenant notice of monetary default or material non-monetary default more than three (3) times in the immediately preceding 12 month period, that there then exists no Event of Default by Tenant under this Lease, nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, and that Tenant and/or its Affiliate is/are the sole occupant(s) of the Premises, Tenant shall have the right and option to extend the Term of this Lease for four (4) additional periods of sixty (60) months each, exercisable by giving Landlord prior written notice, on or before that date that is ten (10) months prior to the then current Expiration Date, of Tenant’s election to extend the Term of this Lease; it being agreed that time is of the essence and that this option is personal to Tenant and any assignee or sublessee to whom Tenant is permitted to transfer this Lease without Landlord’s consent pursuant to Section 18(b), and is non-transferable to any other assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party.
(b)    Such extensions shall be under the same terms and conditions as provided in this Lease except as follows:
(i)    each additional term shall begin on the day after the then current Expiration Date and thereafter the Expiration Date shall be deemed to be the date that is five (5) years after the then current Expiration;
(ii)    there shall be only three (3) further options to extend following the first renewal, two (2) further options to extend following the second renewal, one (1) further option to extend following the third renewal and no further options to extend after the fourth renewal; and
(iii)    the Minimum Annual Rent for each year of the additional period shall be equal to the greater of (i) the Minimum Annual Rent payable in the immediately preceding Lease Year, or (ii) 95% of the fair market rental value of the Premises and annual increases in fair market rental value (collectively, the “FMR”) applicable at the time Tenant exercises such option (but in no event prior to the date that is ten (10) months before the then current Expiration Date). In determining the fair market rental value of the Premises and fair market annual increases in such rental value, Landlord shall take into account and make appropriate adjustments to reflect current market terms, conditions and concessions for similar renewal transactions in similar industrial buildings that are then generally available in the market area (and taking into account whether such terms, conditions and concessions are being made available by Landlord) at the time Tenant exercises such option (but in no event prior to the date that is ten (10) months before the then current Expiration Date).
(c)    Unless Landlord accepts as Tenant’s Minimum Annual Rent obligation for each year of an additional period an amount equal to the Minimum Annual Rent payable in the immediately preceding Lease Year (the “Prior Rent Alternative”), within fifteen (15) days after Landlord receives notice of Tenant’s exercise of the option to extend the Term of this Lease, but in no event prior to the date that is ten (10) months before the then current Expiration Date, Landlord will give notice to Tenant (the “Rent Notice”) of Landlord’s opinion of the FMR and comparing the FMR to the Minimum Annual Rent payable in the immediately preceding Lease Year. If Tenant does not respond to the Rent Notice within fifteen (15) days after receiving it, Landlord’s opinion of the FMR shall be deemed accepted as the Minimum Annual Rent due for each Lease Year of the additional period. If, during such fifteen (15) day period, Tenant gives Landlord notice that Tenant contests Landlord’s determination of the FMR (an “Objection Notice”), which notice must contain therein Tenant’s opinion of the FMR, the parties will attempt to arrive at a mutually agreeable Minimum Annual Rent for each Lease Year of the additional period, which, in no event, shall be less than the Prior Rent Alternative. When the parties come to an agreement, they will both execute an amendment to this Lease establishing the Minimum Annual Rent for each Lease Year of the additional period.
(d)    If Landlord and Tenant cannot agree as to the FMR within fifteen (15) days after Landlord’s receipt of the Objection Notice, the FMR shall be determined by appraisal. Within ten (10) days after the expiration of such fifteen (15) day period, Landlord and Tenant shall give written notice to the other setting forth the name and address of an appraiser designated by the party giving notice. All appraisers selected shall be members of the American Institute of Real Estate Appraisers and shall have had at least ten (10) years continuous experience in the business of appraising industrial buildings in the market area. If either party shall fail to give notice of such designation within the time period provided, then the party who has designated its appraiser (the “Designating Party”) shall notify the other party (the “Non-Designating Party”) in writing that the Non-Designating Party has an additional ten (10) days to give notice of its designation, otherwise the appraiser, if any, designated by the Designating Party shall conclusively determine the FMR. If two appraisers have been designated, such appraisers shall attempt to agree upon the FMR. If the two appraisers do not agree on the FMR within twenty (20) days of their designation, the two appraisers shall designate a third appraiser. If the two appraisers shall fail to agree upon the identity of a third appraiser within five (5) business days following the end of such twenty (20) day period, then either Landlord or Tenant may apply to the American Arbitration Association, or any successor thereto having jurisdiction, for the settlement of the dispute as to the designation of the third appraiser and the American Arbitration Association shall designate a third appraiser in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. The three appraisers shall conduct such hearings as they may deem appropriate, shall make their determination of the FMR in writing and shall give notice to Landlord and Tenant of such determination within twenty (20) days after the appointment of the third appraiser. If the three appraisers cannot agree upon the FMR, each appraiser shall submit in writing to Landlord and Tenant the FMR as determined by such appraiser. The FMR for the purposes of this paragraph shall be equal to the arithmetic average of the two closest determinations of FMR submitted by the appraisers. Each party shall pay its own fees and expenses in connection with any appraiser selected by such party under this paragraph, and the parties shall share equally all other expenses and fees of the arbitration, including the fees and expenses charged by the third appraiser. The FMR as determined in accordance with the provisions of this Section shall be final and binding upon Landlord and Tenant. Notwithstanding anything contained in this Section to the contrary, in no event shall Tenant’s Minimum Annual Rent obligation for each year of the additional period be an amount that is less than the Prior Rent Alternative.
30.    Parking. Tenant shall have the exclusive right, at Tenant’s sole risk and responsibility, to use all of the parking spaces in that certain parking area of the Premises delineated on Exhibit “A” attached hereto as the “Parking Area”. Landlord shall have no obligation to police usage of the Parking Area or to enforce Tenant’s exclusive rights with respect thereto.
31.    Brokers. The parties agree that they have dealt with no brokers in connection with this Lease, except for Proventure, whose commission shall be paid by Landlord pursuant to separate agreement. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this Lease from any other real estate brokers or agents with whom they may have dealt.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES ON FOLLOWING PAGE]

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:
LIBERTY PROPERTY LIMITED PARTNERSHIP
By: Liberty Property Trust, its sole general partner
Date signed:
September 8, 2014	By:	/s/ Robert Kiel
Name: Robert Kiel
Title: Senior Vice President and City Manager

	By:	/s/ George J. Alburger Jr.
Name: George J. Alburger Jr.
Title: Chief Financial Officer

Date signed:	Tenant:
September 5, 2014	ZULILY, INC.

Attest/Witness:
/s/ Marcia Cardona	By:	/s/ Darrell Cavens
Name: Marcia Cardona		Name: Darrell Cavens
Title: Executive Assistant		Title: Chief Executive Officer

Rider 1 to Lease Agreement
(Multi-Tenant Industrial)
ADDITIONAL DEFINITIONS
“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.
“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.
“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.
“Alteration” means any addition, alteration or improvement to the Building or the Premises, as the case may be.
“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.
“Building Systems” means any electrical, mechanical, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.
“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.
“Event of Default” means a default described in Section 22(a) of this Lease.
“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use, treatment, storage or disposal of which is regulated, restricted, or prohibited by any Environmental Law.
“Interest Rate” means interest at the rate of 1½% per month.
“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Premises or the use and occupation of the Premises.
“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.
“Maintain” or “Maintenance” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair. Maintenance also includes utilizing such Building or Building Systems-performance assessment tools or optimizing practices that Landlord in its discretion reasonably deems necessary or appropriate for planning, designing, installing, testing, operating and maintaining the Building, Building Systems and the Premises in a sustainable, energy efficient manner and providing a safe and comfortable work environment, with a view toward achieving improved overall performance and minimizing impact on the environment.
“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.
“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Premises or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

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“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.
“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Premises, including, but not limited to: (i) the charges at standard retail rates for any utilities provided by Landlord pursuant to Section 7 of this Lease; (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any commercially reasonable deductible (not to exceed $25,000.00 per occurrence) paid by Landlord in connection with an insured loss; (iii) Landlord’s cost to Maintain the Premises, subject to the provisions of subsection (b) of Rider 2 of this Lease; (iv) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing (provided that (i) the Operating Expenses reflect the savings resulting from such contest, and (ii) real estate taxes are contested on a contingency basis), which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Premises, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Premises; (v) the annual amortization (over their estimated economic useful life) of the costs of improvements or replacements that would be classified as a capital expenditure under generally accepted accounting principles consistently applied; (vi) a management fee equal to two percent (2%) of the sum of all Minimum Annual Rent from the Premises; (vii) a property service fee covering employees of and vehicles owned by Landlord providing repair, maintenance and related services to the Premises, and equipment, tools and materials used in connection with and other costs related to such services, all of which shall be consistent with (A) the service level set forth in Rider 2 of this Lease, and (B) the property service fee associated with such service level as set forth in Exhibit “J” to the Lease; and (viii) costs to process the certification or re-certification of the Building pursuant to any applicable environmental or energy rating/bench marking system (such as Energy Star or LEED) including applying, reporting, and tracking costs and related reasonable consultant’s fees associated therewith. The foregoing notwithstanding, Operating Expenses will not include: (i) depreciation on the Building (including, without limitation, on the Building Systems and equipment); (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease; (iii) leasing and/or brokerage commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Premises; (iv) federal, state, or local income taxes, franchise, gift, transfer, excise, estate, succession, inheritance, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above; (v) depreciation and amortization; (vi) expenses incurred by Landlord to prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing tenant or prospective tenant of the Building; (vii) expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other insurable casualty or condemnation, to the extent of insurance proceeds (or to the extent of insurance proceeds Landlord would have received if Landlord had maintained the insurance required to be maintained by Landlord hereunder) or condemnation proceeds received by Landlord; (viii) expenses incurred by Landlord to lease space to new tenants or to retain existing tenants, including leasing commissions, advertising and promotional expenditures; (ix) expenses incurred by Landlord to resolve disputes or to enforce or negotiate lease terms with prospective or existing tenants; (x) interest, principal, points and fees, amortization or other costs associated with any debt, and rent payable under any lease to which this Lease is subject, and all costs and expenses associated with any such debt or lease and any ground lease rent, irrespective of whether this Lease is subject or subordinate thereto; (xi) costs of alterations, repairs, capital improvements, equipment replacement and other items which under generally accepted accounting principles are properly classified as capital expenditures, except that the annual amortization of these costs over their estimated economic useful life shall be included to the extent otherwise expressly permitted in this Lease; (xii) expenses for the replacement of any item covered under warranty, to the extent of the warranty; (xiii) costs to correct any penalty or fine incurred by Landlord due to Landlord’s violation of any federal, state or local law or regulation and any interest or penalties due for late payment by Landlord of any of the Operating Expenses; (xiv) costs arising from the negligence or willful misconduct of Landlord or its Agents; (xv) expenses for any item or service which Tenant pays directly to a third party or separately reimburses to Landlord (other than as an Operating Expense) and expenses incurred by Landlord to the extent the same are reimbursable or reimbursed (other than as an Operating Expense) from any other tenants, occupants of the property, or third parties; (xvi) expenses for any item or service not provided to Tenant but exclusively to certain other tenants in the Building; (xvii) salaries of (a) employees above the grade of building superintendent or building manager, and (b) employees to the extent their time is not spent directly in the operation of the Premises; (xviii) Landlord’s general corporate overhead and administrative expenses; (xix) reserves; (xx) fees paid to Affiliates of Landlord to the extent that such fees exceed the customary amount charged for the service provided, (xxi) costs incurred to remediate Hazardous Materials from the Premises, unless and to the extent caused by the acts or omissions of Tenant or its Agents; (xxii) the cost of sculptures, paintings and other objects of art; (xxiii) political and charitable donations attributable to the Premises; (xxiv) any bad debt loss, rent loss or reserves for bad debt or rent loss; (xxv) expenses for the defense of the Landlord’s title to all or any part of the Building or the Land; or (xxvi) costs of correcting any latent defects or design defects

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in the original construction, materials or equipment in the Building provided that for the purposes of this clause conditions (not occasioned by design or construction defects) resulting from ordinary wear and tear and use shall not be deemed defects. If Landlord elects to prepay real estate taxes during any discount period, Tenant shall be entitled to any benefit actually realized by Landlord with respect to any such prepayment, provided, however, that the foregoing shall not impose any obligation upon Landlord to prepay real estate taxes. If and to the extent Landlord actually receives, and actually realizes savings from, any tax rebates, tax abatements, tax incentives or the like with respect to the levies, taxes, assessments, liens, fees and costs for which Tenant shall have paid or shall be obligated to pay Tenant’s Share pursuant to subsection (e) of the first sentence of this paragraph and Section 5 of the Lease, then Tenant shall be entitled to any such benefit (via a pass through to Tenant) after deduction of Landlord's commercially reasonable, out-of-pocket costs, if any, of obtaining any such benefit; provided, however, that the foregoing shall not impose any obligation upon Landlord to pursue any such benefit. If Landlord elects not to contest real estate taxes or assessments now or subsequently pertaining to the Premises, then Tenant, at Tenant’s sole cost and expense, shall have the right, upon prior written notice to Landlord, to contest such real estate taxes or assessments, in good faith, provided that such contest by Tenant does not (i) subject Landlord or the Premises to any fines, penalties, liens and/or liability, or (ii) result in the rescission of the tax abatement resulting from the LERTA program. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services. Landlord shall not be entitled to collect more than 100% of the actual Building Operating Expenses (without duplication) in any year.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.
“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.
“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.
“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant

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Rider 2 to Lease Agreement
MAINTENANCE AND REPAIR RESPONSIBILITIES

Maintenance obligations, and the responsibility for payment associated with the performance of such Maintenance, shall be allocated between Landlord and Tenant in accordance with this Rider 2, except as otherwise set forth in Section 9 of this Lease.
(a)    Landlord’s Obligation to Maintain at Landlord’s Expense. Landlord, at Landlord’s sole expense, without reimbursement from Tenant, shall (a) Maintain (i) the Building footings, foundations, structural steel columns, girders and the structural aspects of the floor slab and the floor slab’s sub base, and (ii) the main utility lines to the point of connection into the Building (e.g., main electricity and water/sewer service to the Building), and (b) replace, to the extent necessary and appropriate, the Building roof and roof membrane and structural components of the exterior walls; in each case, unless (A) the costs of such Maintenance or replacement would have been covered by warranty but is no longer covered by warranty due to the acts or omissions of Tenant or its Agents, or (B) such Maintenance or replacement is required due to the acts or omissions of Tenant or its Agents, in which event, Tenant agrees to pay to Landlord, within 30 days after being billed therefor, any and all costs incurred by Landlord in performing such Maintenance or replacement.
(b)    Landlord’s Obligation to Maintain at Tenant’s Expense. Landlord shall Maintain, as an Operating Expense, the following: (i) the Building roof and exterior walls (including, without limitation, exterior façade painting and caulk repair) (except that replacement of the Building roof and structural components of the exterior walls, shall be performed by Landlord, at Landlord’s sole expense, as set forth in subsection (a) above); (ii) the irrigation systems, storm water facilities and detention ponds; and (iii) the driveways, sidewalks, parking, loading and landscaped areas (including, without limitation, fencing (if any), asphalt/concrete and snow and ice removal from sidewalks. In addition to the foregoing, Landlord shall, as an Operating Expense, be responsible for the following: exterior pest control; exterior window cleaning; exterior stair systems; and sanitary lift stations. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair under this subsection or subsection (a) above, then Tenant shall promptly notify Landlord in writing of the condition. Moreover, regardless of who bears responsibility for repair, Tenant shall immediately notify Landlord in writing if Tenant becomes aware of any areas of water intrusion or mold growth in or about the Premises.
(c)    Supplemental Service. If Tenant requests, and if Landlord is able to furnish, any service or maintenance over and above the scope of services or maintenance required to be provided by Landlord under this Lease, then Tenant shall pay to Landlord, within 10 days after being billed therefor, Landlord’s charge for such supplemental service or maintenance (together with a supplemental service fee of 10% thereof).
(d)    Tenant’s Obligation to Maintain at Tenant’s Expense. Except as otherwise expressly provided in subsections (a) and (b) above, Tenant shall Maintain, at its sole expense, the following: (i) the Building Systems (including, without limitation, exterior lighting); and (ii) the Building and all fixtures and equipment in the Building (including, without limitation, the wearing surface of the floor slab and the floor slab’s edges and caulking, all dock equipment (including dock doors, levelers, bumpers, dock shelters, ramps and dock lights) and all telephone, telecommunications, data and other communication lines); ordinary wear and tear excepted. In addition to the foregoing, Tenant, at its sole cost, shall be responsible for the following: security; interior pest control; interior window cleaning; janitorial; trash and recyclables collection services (including dumpsters); office/warehouse lighting (including all bulbs and ballasts); and ceiling tiles. Tenant shall perform each of its Maintenance obligations (i) with a service provider and a service agreement reasonably acceptable to Landlord and, if applicable, in accordance with any manufacturer’s recommendations and/or warranty requirements, and (ii) provide Landlord with documentation evidencing the satisfactory payment and completion (or results) of any such Maintenance. All Maintenance by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building. Tenant, upon receipt and any Landlord request, shall provide Landlord with copies of all written information (including, without limitation, agreements, contracts, records, reports, certificates, invoices and receipts) relating to any Tenant Maintenance hereunder. Tenant, at its sole expense, will be solely responsible for ensuring that any Maintenance affecting the Building roof is performed in a manner that does not violate the Building’s roof warranty, and Tenant shall be solely responsible for any costs or expenses that are not covered by such warranty. Notwithstanding the foregoing, if a capital replacement of any heating, ventilation and air conditioning system, or other Building System, equipment or fixture exclusively serving the Premises is required during the Term of this Lease (other than as a result of the acts or omissions of Tenant or its Agents), then Landlord shall replace such system, equipment or fixture exclusively serving the Premises, using Building standard materials, and the cost thereof shall be paid by Landlord and thereafter the cost thereof shall be amortized, at the rate of 10% per annum, over the estimated useful life thereof, and Tenant shall be responsible for paying Landlord, as additional Rent hereunder (in equal monthly installments on the first day of each month during the remaining Term or any extended Term of this Lease), that portion of the

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costs for such replacement which is attributable to the portion of the useful life of such replacement which falls within the then remaining term or any extended Term of this Lease.
(e)    Tenant’s Failure to Maintain. If Tenant fails to Maintain the Premises in accordance with this Lease, then Landlord, subject to Tenant’s notice and cure rights expressly provided in this Lease, shall have the rights and remedies set forth in Section 22 of this Lease; provided, however, that in the case of a condition that Landlord reasonably believes poses an imminent threat to life, safety or damage to property, Landlord may take immediate action to correct such failure, and Tenant shall pay to Landlord, within 10 days after being billed therefor, any and all reasonable costs incurred by Landlord in connection with such correction, together with an administrative fee of 10% of such costs.

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EXHIBIT “A”
PLAN SHOWING PREMISES

PARKING AREA
PREMISES
PARKING AREA
BUILDING
PARKING AREA
PARKING AREA
EMERY STREET
LIBERTY
PROPERTY TRUST
SKETCH PLAN

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EXHIBIT “B”
BUILDING RULES
1.Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Premises.
2.    The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.
3.    Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord, any governmental agency or any insurance company insuring the Building, including without limitation the insurer’s Red Tag Permit System, Hot Work Permit System and all other fire protection impairment procedures.  No person shall go on the roof without Landlord’s prior written permission.
4.    Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.
5.    Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Premises.
6.    Tenant shall not change any locks or place additional locks upon any doors.
7.    Tenant shall not use or keep in the Building any matter having an offensive odor or which may negatively affect the indoor air quality of the Building, or any explosive or highly flammable material; nor shall any animals other than service animals in the company of their handlers be brought into or kept in or about the Premises.
8.    If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.
9.    Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.
10.    The use of rooms as sleeping quarters is strictly prohibited at all times.
11.    Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas, except that Tenant shall be permitted to have food trucks on the Premises to serve food to its employees and contractors. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably

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interfere with traffic flow within the Premises. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.
12.    If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits or in any other areas around the Building designated by Landlord as non-smoking areas.
13.    If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Premises, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked.
14.    Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).
15.    Tenant shall comply with any move-in/move-out rules provided by Landlord.
16.    Tenant shall comply with the following additional sustainability requirements:
a.    Tenant shall provide, within ten (10) days after Landlord’s request from time to time, reasonably requested energy and water consumption data and related information in connection with Tenant’s use of the Premises and all construction, maintenance, repairs, cleaning, trash disposal and recycling relating to the Premises performed by or on behalf of Tenant – all to be used for purposes of monitoring and improving building efficiencies.
b.    Low/No VOC Paint. Tenant shall use only interior paints and coatings (including primers) meeting the environmental requirements of the current Green SealTM Environmental Standard For Paints And Coatings – GS-11.
c.    Green Cleaning Products. All cleaning products used in the Premises must be certified under the current Green SealTM Environmental Standard for Industrial and Institutional Cleaners – GS-37.
d.    Recycling. The following items must be recycled according to local capabilities, guidelines and regulations: (i) Paper; (ii) Cardboard; (iii) Plastics; (iv) Aluminum Cans/Metals; and (v) Glass.
17.    Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.
18.    Landlord reserves the right to rescind, suspend or modify any rules or regulations, either on a temporary or permanent basis, and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Premises. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

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EXHIBIT “C”
TENANT ESTOPPEL CERTIFICATE
Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Premises and/or may be assigned in connection with a sale of the Premises and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Premises, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:
1.    The information set forth in attached Schedule 1 is true and correct.
2.    Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.
3.    To Tenant’s actual, present knowledge, after due inquiry of Tenant’s facility manager for the Building, all conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.
4.    Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.
5.    Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.
6.    To Tenant’s actual, present knowledge, after due inquiry of Tenant’s facility manager for the Building, there are no uncured defaults on the part of Landlord under the Lease Documents. Tenant has not sent any notice of default under the Lease Documents to Landlord, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.
7.    Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to all or any portion of the Premises.
8.    No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.
9.    The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Premises or extending credit to Landlord or its successors in interest.
10.    This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.
IN WITNESS WHEREOF, Tenant has executed this Certificate this ____ day of __________, 2____.

Name of Tenant

By:
Title:

C-1

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE
Lease Documents, Lease Terms and Current Status
A.    Date of Lease:
B.    Parties:
1.    Landlord:
2.    Tenant:
C.    Premises:
D.    Modifications, Assignments, Supplements or Amendments to Lease:

E.    Commencement Date:
F.    Expiration of Current Term:
G.    Option Rights:
H.    Security Deposit Paid to Landlord: $
I.    Current Minimum Annual Rent: $
J.    Current Annual Operating Expenses: $
K.    Current Total Rent: $
L.    Square Feet Demised:

C-2

EXHIBIT “D”
PROHIBITED USES
The following uses are prohibited in or about the Premises:

1.	Automobile/truck maintenance, repair or fueling, except for ancillary mobile refueling and repair work as is required for trucks used in any tenant’s warehouse and distribution business;
2.	Battery manufacturing or reclamation;
3.	Ceramics and jewelry manufacturing or finishing, except for the assembly of finished ceramics and jewelry components;
4.	Chemical (organic or inorganic) manufacturing;
5.	Drum recycling;
6.	Dry cleaning;
7.	Manufacturing, storage and use of explosives. For purposes hereof, “explosives” shall mean an explosive material, such as TNT, ammunition and/or fireworks;
8.	Hazardous Materials, except for (a) storage and distribution of products containing Hazardous Materials, such as, perfumes, colognes, fragrances, aerosol cans and building materials, and (b) activities which are incidental to the ordinary course of any tenant’s business, kept in reasonable quantities for such incidental activities, and are conducted in accordance with all Environmental Laws;
9.	Leather production, tanning or finishing;
10.	Hospitals; and the processing, treatment or storage of bio-hazardous waste in the Building, other than the storage of minimal quantities of such materials, which storage is incidental to the ordinary course of another tenant’s business and are stored in accordance with all Environmental Laws;
11.	Metal shredding, recycling or reclamation;
12.	Metal smelting and refining;
13.	Mining;
14.	Paint, pigment and coating operations, other than (a) storage and distribution of same, and (b) the minimal use of such materials that are prudently used by other tenants in the usual and ordinary course of such other tenants’ business and are conducted in accordance with all Environmental Laws;
15.	Petroleum refining;
16.	Tire and rubber manufacturing; storage of tires in the Building with the exception that a de minimus number of spare tires for trucks may be retained;
17.	Above-ground and/or underground fuel storage tanks (except for two (2) above-ground fuel tanks not in excess of 1,000 gallons each). Landlord acknowledges that Landlord or any other tenant shall be responsible, at Landlord’s or such other tenant’s sole cost and expense, for (a) obtaining all permits and approvals required for such fuel tanks, and (b)
all compliance relating to or arising out of the use or presence of such fuel tanks;
18.	Bulk Commercial storage of coffee beans, cocoa beans or powder, fresh fruits or vegetables not packaged for retail consumption; and
19.	Residential use or occupancy.

D-1

EXHIBIT “E”
BASE BUILDING PLANS
The following drawings, prepared by Allied Construction and its design consultants are incorporated in this Lease by reference:

E-1
PHDATA 4990846_~~2~~3

EXHIBIT “F”
BASE BUILDING SPECIFICATIONS
LIBERTY PROPERTY TRUST OUTLINE SPECIFICATIONS
800,000 Square Foot Warehouse Building
Lehigh Valley Industrial Park VII, Lots 3, 4 and 5
Bethlehem, Pennsylvania

Division 1 – General Requirements

1-1    A temporary field office, temporary utilities through Certificate of Occupancy and miscellaneous field expenses associated with the work are included.

1-2    Field engineering and full-time field supervision of the work included.

1-3    Quality control testing for concrete compression testing, testing of FF and FL and steel inspections, will be by the Owner.

1-4    Other specific testing, such as soils testing, etc., that may be required by site conditions or at the Owner’s request, will be by the Owner.

1-5    Builder’s Risk insurance will be by the Owner.
1-6    Provide general liability insurance.
1-7    Provide professional liability insurance (Lloyds BRIT WRAP policy).
1-8    Provide necessary project scheduling via Primavera P6.
1-9    Provide temporary sanitary facilities during construction period.
1-10    Provide separate dumpsters for both recycled and landfill waste.
1-11    Provide for jobsite progress cleanup and final cleaning.
1-12    Provide design services including architectural, structural and MEP disciplines including CA services.

1-13    Provide safety program and oversight including establishment of a designated PA/OSHA Consultation Site.

1-14    Assist the Owner’s Project Administrator by providing product and recycling data for LEED/USBGC certification requirements.

1-15    Provide site specific project reimbursable cost items such as LAN service, cellular phones, plan & spec reproduction, mailing & shipping costs and shop drawing & submittals.
1-16    Provide construction layout & surveying.
1-17    Provide temporary protection.

Division 2 – Site Work
2-1    Site improvements will be as shown on the T&M Associates drawings dated 05/22/2012 listed in our attached Exhibit ‘A’ and will include all trench work for electric, gas, phone, water and sewer, and provide sewer connection.
2-2    Site clearing and grubbing of the site as required to install the proposed building, paving, landscaping and utility services. Work includes demolition of the Combo Mill basement including the foundations and walls.

2-3    Soil erosion and control measures will be as required by state and local ordinances.

2-4    Paving for truck traffic will consist of 6.5” 4,000 psi unreinforced concrete. The concrete will also have 3/4” smooth dowels at all cold joints.

2-5    Pedestrian walkways will be four (4) inches thick, reinforced concrete with a broom finish.

2-6    6.5” 4,000 psi reinforced concrete truck aprons will be provided on the perimeter of the building at all loading docks. Aprons will be installed with a brush finish. The concrete will also have 3/4” smooth dowels at all cold joints.

2-7    Landscape work will be by others. Stabilization will be completed by Contractor and included in base site number.

2-8    Contractor to provide the cut and fill analysis for the site.

2-9    Fire hydrant locations will be provided around the building adjacent to the exit stairs or as required by local code.

Division 3 – Concrete
3-1    A continuous concrete strip footing will be provided around the building perimeter under the building foundation wall.

3-2    Concrete footings will be provided under each interior column.

3-3    The floor slab will be a seven (7)-inch thick, 4,000 psi, non-reinforced concrete slab-on- grade finished installed on a 6”stone base to FF 50 FL 35. Control joints will be “Soff- Cut” throughout the SOG. Forming for 80 dock levelers and column isolations are included. The concrete slab will be sealed with L&M Sealhard (one coat). Joints will not be filled.

3-4    Diamond Dowels will be placed on 18” OC in the concrete slab and will be installed at all construction joints.

3-5    Exterior perimeter walls will be reinforced concrete tilt-wall construction. These panels will be articulated with an arrangement of horizontal chamfer strips to provide an aesthetically pleasing pattern around the entire building. All vertical joints will also be chamfered.

3-6    Tilt panels shall be 9.25” thick with 4,000 psi concrete and reinforcing in accordance with the baseline structural design.

3-7    Two (2) drive-in ramps with retaining wall on one side will be provided.

3-8    Galvanized metal stairs with handrails at the dock exit doors will be provided.

Division 4 – Masonry

4-1    Masonry walls, 16’ –0’ @ electrical and mechanical rooms.
Division 5 – Metals

5-1    A structural steel frame consisting of steel columns, open web joists, open trusses and white metal roofing deck will be provided throughout the building. Bay size is based on a 54’ x 54’ grid. Clear height is 36’-0”. Speed Bays shall be 60’0” deep. Structural bracing and expansion joints will be provided as required.

5-2    Miscellaneous metals such as track guards and pit angles will be provided at each loading door.

5-3    A ship ladder will be provided for access to the roof and bollards will be provided at the sprinkler risers, sprinkler test drains, and electrical panels.

Division 6 – Wood & Plastic
6-1    Roof carpentry will include FSC Certified treated wood-blocking at the gutters and around all roof penetrations. Stainless steel anchors will be used to avoid corrosion.

6-2    Plywood backing sheets will be provided for all utility backing panels.

Division 7 – Thermal & Moisture Protection
7-1    The roofing system will be a Firestone fully adhered, reinforced .60-mil EPDM (Elastomeric Membrane) with all necessary accessories, flashings, adhesives and mastics. Roof to meet FM Global 1-90 requirements.

7-2    Insulation of the roof will be 3.25” polyisocyanurate rigid insulation with an R factor of 20.1 to meet current energy codes.

7-3    The roofing system will have a “Red-Shield” 15-year labor and 20-year “membrane” warranty.

7-4    Install 24 gauge Kynar finished 10” gutter system with 8”x8” Kynar finished downspouts.

7-5	Two full width expansion joints are included (1,100 total LF).
7-6    Roof hatch will be provided.

7-7    All joints between the concrete tilt-wall panels will be caulked on the exterior as well as the interior surfaces and will have a backer rod inside the joint.

7-8    Thermax (or similar) perimeter wall insulation to meet the current energy codes is included in the base bid.

Division 8 – Doors & Windows
8-1    An insulated aluminum glass entry system, consisting of double doors with a transom, will be provided at the building office entrance. The aluminum framing system will receive a clear aluminum finish and the glazing will be tinted. Assume two (2) main office entrances with a pair of 3’0” x 7’0” medium stile aluminum doors with 10” bottom rails with 1” tinted insulated glass.

8-2    Insulated hollow metal doors (18 each) set in hollow metal frames will be provided at all exterior locations. Include transom windows above.

8-3    Eighty (80) 9’ x 10’ manual overhead steel doors will be provided. All overhead doors will be 24-gauge steel front and back panels mounted on a full 2” vertical track, insulated (R value of 17), and will include two lites and weather seal.

8-4    Two (2) 12’ x 14’ overhead steel doors will be provided for drive-in access. Doors will be 24 gauge front and back panels, insulated (R value of 17), chain hoist, 2” vertical track with two lites and weather seal.

8-5    All egress doors will receive commercial grade hardware and be ADA compliant.

8-6    8’-4” x 8’-4” aluminum and glass window units will be provided at the perimeter walls of the office area, with two intermediate vertical and two intermediate horizontal mullions shall be included, QTY of 12.

8-7    5’ x 5’ clerestory windows in tilt walls will be provided, QTY of 80 (location above dock positions)

Division 9 – Finishes
9-1    Exterior tilt-up walls:

A.	Surface Preparation: Power wash entire area to remove debris, dirt and all contaminants that could impair adhesion.

B.	Painting:

1st Coat:	Apply one (1) coat Modac Smooth Waterproofer Smooth, applied at a rate of 60-80 s.f. per gallon.

2nd Coat:	Apply one (1) coat Conflex Medium Texture, applied at a rate of 70-90 s.f. per gallon.
Colors to be selected.

C.	Patching Material: Concrete Based Patching Compound (Knife Grade,
Textured White)

9-2    Paint all bollards, exterior railings and hollow metal doors and frames.

Division 10 – Specialties
10-2    Fire extinguishers (60 each) will be provided as required by code.
Division 11 – Equipment
11-1    Eighty (80) 45,000 lb. 7’ x 8’ (Rite Hite Genisys ML987 or McGuire MP 7845) mechanical dock levelers with weather seals will be provided at the overhead doors.

11-2    Eighty (80) truck dock bumpers, dock seals, and dock lights will be provided at all overhead doors (except the drive-in bays). Dock seals will be constructed with 40 oz. vinyl with 40 oz. hypalon armor pleats with 8” exposure, and will have fully adjustable head curtains.

Division 12 – Furnishings

Not applicable.

Division 13 – Special Construction

Not applicable.

Division 14 – Conveying Systems

Not applicable.

Division 15 – Mechanical

Plumbing

15-1    Water main will be flanged into the mechanical room 1’0” AFF by the site contractor and as coordinated with Fire Protection vendor.

15-2    A double-check/backflow preventor will be provided on the domestic water main and fire main. Equipment will comply with local Water Authority.

15-3    Sanitary and water line to be provided for offices, running the full length of the building in the base plumbing proposal. Sanitary to be installed in an “H” style pattern. Sanitary lines will be 6” PVC. Water lines to be 3” insulated stainless steel piping loop. Work includes backflow preventer, floor drain and 40 cleanouts.

15-4    Domestic hose bibs provided on each side of building, QTY of 4.

15-5    Downspouts will be provided on the building connected to the underground stormwater system. Also, tie-in outside sprinkler pipes to storm water piping.

HVAC

15-6    Eight (8) direct gas-fired unit heaters (rooftop-mounted, Cambridge S1200) will be provided in the warehouse areas to provide 50° measured 5’ from the floor at zero degrees temperature outside. The units will have a temperature averaging, setback system control. Gas piping to be installed inside the building and not on the roof. The units will also include the following: mounting curbs, rain hoods, discharge duct, directional elbows, integral –non-fused disconnect switches, remote control stations and remote space sensors.

Fire Protection

15-7    Closed loop ESFR sprinkler system with K-22 heads throughout the entire facility, with a fire pump and auxiliary jockey pump to maintain flow and pressure. System will comply with new FM Global guidelines for sprinkler systems in storage facilities.

15-8    The sprinkler system will extend through the entire warehouse and incidental office areas and be equipped with required check valves, risers, flow switches, valve tampers and fire department connections.

15-9    Sprinkler system is based on adequate water supply being available from the municipality. No separate fire tank is included. If sprinkler system utilizes a fire pump, and we have included hose stations one (1) per every 10,000 s.f. of floor space, taking the connections off the system where the hose station is located (80 locations included).

15-10    Include a 10” DIP fire loop around the exterior of the building.

Division 16 – Electrical

16-1    The building will have one (1) 3,000-amp, 480/277 volt, three-phase service. Electric layout for two (2) tenants and one (1) house meter.

16-2    Power and control wiring for HVAC equipment will be provided.

16-3    Exit and emergency lights will be installed per building code. Emergency lighting on columns is included.

16-4    T-5 HO fluorescent lighting fixtures with motion sensors will be provided in the warehouse areas and will be coordinated with the sprinkler system. The lighting layout will provide an average of 30 FC, 3’ off the floor prior to racking installation and 35 FC at the column bay adjacent to the loading docks. These fixtures will be installed using a 5’ cord, plug and receptacle arrangement to allow adjustment.

16-5    A fire alarm system will be provided per code and LPT specifications. Simplex Grinnell is basis of design for proposal.

16-6    Eighty (80) dock lights (FL40P) will be provided at dock doors with lamps. Dedicated dock lighting receptacles are included.

16-7    Power for fire pump, sprinkler and electrical room connections are included.

16-8    Site lighting will consist of LED wall pack and pole lighting fixtures as required.

Division 17 – Design

17-1    Architectural and structural engineering services required of the Design-Builder hereunder will be provided by appropriately registered design professionals under agreements with the Design-Builder. Mechanical, electrical, plumbing and fire protection engineering services will be provided by appropriately registered design professionals employed by or under agreements with the Subcontractors responsible for applicable portions of the Project. The delegation of such duties by the Design-Builder to such design professionals shall not relieve the Design-Builder of its full responsibility and liability for the design and construction of the Project as provided in the Contract Documents.
17-2    Structural design data:
Roof Load
Live load    25 lbs./ft.
Roof and deck    8 lbs./ft.
Mechanical allowance    6 lbs./ft.
Bar joists    3 lbs./ft.

Total to joist    42 lbs./ft.
Beams or joist girders    3 lbs./ft.

Total to beams or joist girders    44 lbs./ft.
Basic Design Wind Load 70 mph Exposure C

Allowable Soil Bearing – 4,000 lbs./ft. Modulus of subgrade reaction – K-100 pci
Seismic Zone – 1 (or per local code) Clear Height
Finish floor to joist girders – 36’-0” measured at the first bay from outside wall.

Building Floor Area
Slab on grade – 800,000 square feet

EXHIBIT “G”
TENANT IMPROVEMENT PLANS
Additional plans to be added to this section through the Tenant review and approval and permitting process.

G-1

EXHIBIT “H”
TENANT IMPROVEMENT SPECIFICATIONS

Item	Description
1	Landlord will add 2 drive in doors on north side of building.
2
Modifications to the Base building loading dock specifications (including but not limited to: relocation of docks to the North wall (75); upgrades to dock equipment; Trailer restraints on all dock doors; loading lamps; etc…)

3	Landlord will paint all interior tilt-up walls white with a water base, acrylic, latex "semi-gloss" finish.
4	Landlord will complete floor striping of racking and aisle locations throughout the building.
5	Landlord will provide Security and IT infrastructure.
6	Landlord will construct a Guard Shack on premises.
7	Landlord will install an 8' high perimeter chain link fence surrounding the truck court.
8	Landlord will provide (2) motorized / powered truck access gates.
9	Landlord will complete floor sealing and fill all field floor joints with MM80. All column base and perimeter wall-to-floor joints shall be caulked with an elastic or semi-elastic caulking material.
10	Landlord will install Power distribution and connection for forklift battery chargers.
11	Landlord will provide active ventilation to the warehouse in excess of the Base Building Specifications
12	Landlord will install a Building Management System to control building ventilation.
13	Landlord will install Large Diameter Fans in warehouse.
14	Landlord will provide warehouse cooling and air destratification in addition to ventilation provided above.
15	Landlord will provide additional power (utility service/transformer).
16	Landlord will provide additional power distribution to workstations and MHE in the warehouse.
17	Landlord will install exterior LED lighting and provide necessary FC requirements for proposed parking layout.
18	Landlord shall provide a Floor Scrubber Clean-out connected to the domestic sanitary sewer system.
19	Landlord will construct office area, breakroom and restroom facilities.
20	Landlord to provide a fenced exterior employee smoking / break area with protective weather awning.
21	Landlord to provide (887) Car Parking Spaces (including striping, and code required landscaping and lighting).

H-1

EXHIBIT “I”
MANUFACTURER’S WARRANTIES

1.	A one year general construction warranty is included to cover all materials, equipment and workmanship on all aspects of the base building construction from the date of shell substantial completion.

Manufacturer and Subcontractors guaranties and warranties shall be concurrent with that of the Developer from the date of Certificate of Occupancy

2.	Provide the following warranties on this project from the applicable manufacturer or supplier:

a.	Caulking: 1 year for material and workmanship.

b.	Roof: Roofing work will be warranted by the manufacturer for 15 years on labor and material.

c.	HVAC: 1 year for material and workmanship

d.	Plumbing: 1 Year for material and workmanship

e.	Lighting: 90 Days on Lamps and Ballast

f.	Electric: 1 Year on all electrical installations

g.	Dock Levelers: 1 year for material and workmanship

h.	Fire Protection: 1 year for material and workmanship.

i.	Landscaping and tree stock: 1 year for material and installation

I-1

EXHIBIT “J”
SERVICE LEVEL FEES

This Lease will operate as a Service Level 3

Overview and Cost:

	Description	Annual $ per SF
Service Level 1 (SL1)	Single Tenant/Tenant Performing (Hands-off model)	$0.03
Service Level 2 (SL2)	Single Tenant/LL Performing Base Package	$0.07
Service Level 3 (SL3)	Standard Service Package	$0.09
Service Level 4 (SL4)	Enhanced Service Package	$0.12

Descriptions:

SL1: Services where Tenant desires to self-perform all repair and maintenance obligations. (Single-Tenant Only)
SL2: Services where Tenant desires to self-perform all repair and maintenance obligations, except Roof R&M and Base Building Fire/Life Safety R&M/Testing/Inspections. (Single-Tenant Only)
SL3: Services where Tenant maintains elements inside the Premises and/or exclusively serving the Premises and LL maintains exterior & common area elements of the building. (Single-Tenant or Multi-Tenant)

SL4: Services where LL assumes additional responsibility to maintain certain interior elements that serve the Tenant's Premises. (Single-Tenant or Multi-Tenant)

J-1

J-2

EXHIBIT “K”
POST SUBSTANTIAL COMPLETION WORK

1.    scope elements and specifications relating to the electrical service to the Building
2.    items to be installed in conjunction with or following the installation of the Tenant’s trade fixtures (racking, conveyors, mezzanines, forklift equipment, etc…): nominally to include lights, sprinklers and electrical (distribution panels, transformers, circuits and power “drops”)

K-1